State House Distilling by Drink Mechanics

State House Distilling by Drink Mechanics is a unique and innovative business model, bringing a 200-seat micro-distillery to downtown Hartford - combining manufacturing, nightlife, arts & entertainment, modern cuisine, and a custom 32-tap system for fast and consistent cocktail service.


State House Distilling
by
Drink Mechanics
EST. 2020

Invest

$120 minimum investment

DEADLINE: June 28, 2024
in 2 months

UNIT PRICE
$30

TOTAL RAISED
$0

VALUATION
$3,076,920

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The concept of State House Distilling by Drink Mechanics is the culmination of a business model and brand that were born out of the pandemic.

As tenured hospitality professionals in food & beverage and nightlife, we'd already been paying close attention to the Ready To Drink (RTD) category since the Summer Seltzer craze of 2018. Having built careers around the creation of hundreds of original craft cocktails, we couldn't help but feel the need for improvement in the quality of products offered in that RTD space. However, with so many barriers to entry (red tape, competition, startup costs) this idea was never more than a fantasy.

Then, in 2020, we found ourselves in the middle of a global pandemic and governments around the world were attempting to aid businesses of all sizes in surviving through those trying times. Governor Ned Lamont of CT was one such leader who passed an executive order allowing for the delivery of alcoholic beverages via a standard bar/restaurant liquor license. We suddenly found ourselves in an unprecedented position where we could create and develop a line of canned craft cocktails that we could also deliver directly to customers.

We purchased an ice cream truck and converted it into a mobile party unit delivery vehicle. This turned out to be a great way to launch, market test, and create instant brand awareness throughout CT. We saw immediate growth and it was clear that the public was responding positively to the superior quality of our products.

Drink Mechanics had arrived!


CATERING
DELIVERY
Drink Mechanics
drinkmechanics.com
@drinkmechanics
COCKTAILS CRAFTED & CANNED

SUCCESS TO DATE

- **$100k in revenue** from the wholesale market in CT in our first year, with zero employees.
- Secured **$300k grant from the city of Hartford** to go towards build out.
- Achieving shelf-stable scalability in our manufacturing while staying true to our craft cocktail roots of using only natural ingredients and real fruits.
- ***Testimonials***
  – Hartford's Mayor Luke Bronin described this project as "transformational for the neighborhood."
  – Most common customer feedback: "I didn't know a canned cocktail could taste this good!"
  – At beer tasting festivals: "Drink Mechanics was the best thing I tasted today!"

PROBLEM

In today's rapidly evolving consumer landscape, four critical issues stand out, demanding immediate attention and innovative solutions:

Oversaturation of Low-Quality RTDs: The Ready-To-Drink (RTD) market is currently flooded with products that miss the mark. Consumers are overwhelmed by options that are either excessively sweet or unbalanced, suffer from oxidation and poor flavor, or are merely low-ABV, flavored seltzers masquerading as cocktails. This gap in quality leaves a significant portion of the market unsatisfied and searching for a product that truly meets their expectations for a premium, well-crafted cocktail experience.

Restaurants Often Operate on Thin Margins: Between price volatility, rising labor costs, and consumers' expectations of what a meal "should" cost, the prospects of opening a successful restaurant operation have grown increasingly daunting.

Excessive Wait Times for Cocktail Service: The craft cocktail scene is marred by a glaring issue of frustratingly long wait times. This problem tops the list of customer complaints, overshadowing the allure of expertly mixed drinks. Close behind are concerns about pricing and inconsistency in drink quality. Patrons are increasingly looking for a seamless, enjoyable experience that matches their investment of both time and money.

Underdeveloped Food, Beverage, and Nightlife Choices in Hartford, CT: As Hartford transitions from a commuter to a residential city model, the growth in its downtown residential population is outpacing the development of adequate food and beverage services. This imbalance has resulted in a community that is rapidly expanding but remains underserved, creating a pressing need for new and diverse hospitality experiences that cater to the evolving demographic and lifestyle preferences of Hartford's residents.

Addressing these problems presents a significant opportunity to redefine the RTD and hospitality landscapes by providing high-quality, consistent, and accessible options that resonate with the modern consumer's palate and lifestyle needs.

SOLUTION

Join the Next Evolution in Hospitality that is State House Distilling by Drink Mechanics

A Bartender in a Can: Imagine sipping on expertly crafted cocktails made with original recipes, real fruits, and premium spirits, all conveniently packaged with a proper ABV%. Thanks to our innovative techniques, we've mastered the art of shelf-stable, scalable production, bringing you the finest cocktail experience anytime, anywhere.

Craft Cocktails on Tap: Our custom draft systems redefine the art of cocktail making. By offering high-end craft cocktails on tap, we ensure consistent quality and faster service.

A Multi-Faceted Business Model: Our unique operational structure and multiple revenue streams will serve to mitigate some of the risks typically associated with a standard restaurant operation.

State House Distilling - A 200-Seat Micro-Distillery and More: Envision a sprawling 8,000 sq ft space with 40ft glass ceilings surrounded by the towering skyline of downtown Hartford, seamlessly blending elevated dining, craft beverages, and live entertainment alongside our manufacturing operations. Our founders will bring their extensive background in hospitality, food & beverage, and nightlife to create unforgettable experiences for every guest.

Elevated Dining: Choose your own culinary adventure with our diverse, modern Latin menu, filling a significant gap in Hartford's dining scene.

A Hub for Arts and Entertainment: At State House Distilling, we're passionate about fostering connections between the surrounding community and local talent in music, comedy, dance, or spoken word. Positioned in between NYC and Boston, Hartford's also a prime location for hosting renowned artists in more intimate settings.

Expanding Horizons: Our vision extends beyond Hartford. We plan to replicate our unique micro-distillery model in other markets, ensuring the Drink Mechanics brand offers a local feel, no matter where you are.



Renderings

PRESS

- **Beverage Journal**
  Connecticut Bartenders Launch Drink Mechanics Canned Line
- **CT Insider**
  Drink Mechanics delivers craft cocktails to your door in a former ice cream truck
- **We-ha.com**
  Aaron Stepka holds a delivery of Drink Mechanics cocktails and Coco's Cookies.
- **CT Bites**
  30+ Connecticut Local Canned Cocktails, Spritzers, + Hard Seltzers (2023 Guide)
- **CT Post**
  Some CT businesses flourished during pandemic due to loosened liquor regulations


Drink Mechanics
CRANSMISSION

BUSINESS MODEL

Restaurant and bar sales

– Modern latin cuisine and craft cocktails and beers for on premise consumption
– 1-2 ghost kitchen concepts for delivery and take-out only

Retail sales

– Canned-cocktails to-go
– Seasonal & limited release bottles of barrel-aged cocktails
– Apparel
– Recipe books
– At-home cocktail kits

VIP Memberships

– Bottle locker on premise
– Exclusive discounts
– Annual “thank-you” dinner

Manufacturing

– Manufacturing and wholesale distribution of canned and bottled cocktails
– Co-packing canning and/or bottling services for other brands outside of our ownership

Private Events & Catering

– Private event capacities for 20-200 people
– Access to outdoor State House Square Commons for larger, organized events like Art Showcases, Beer Festivals, and Concerts
– Off-site catering deliveries

MARKET

It took us over a year to find the right space that could check all of the boxes for our wide set of needs; manufacturing, retail, bar, restaurant, and live entertainment all needed to be viable within a single space that is centrally located within the state and within a relatively dense population for foot traffic...

Finding ourselves in an industrial park, like so many craft breweries, was not an acceptable approach. We aimed to create a game changing institution and we discovered the foundation for that goal in State House Square in downtown Hartford, CT...

Downtown Hartford was hit especially hard by the pandemic. Over the past several decades, its economy has relied heavily upon the commuters who work primarily in the insurance, finance, and law offices located throughout the neighborhood. When all those commuters began working from home, the local economy came to a halt. Furthermore, given that many of these workers were at least as equally productive from home as they were in the office, many of the largest firms downtown began plans to downsize or shift to hybrid staffing/scheduling models permanently.

It is well understood by the local government that it is unlikely for many of these businesses to renew their leases on office space when their terms come to an end. The city knows that it must shift from the old model of relying on these office goers to support the local economy, to one of a full-time residential city. **We are already seeing the beginnings of this shift:**

- As of 02/15/2022, there are 2400+ new residential units and 100,000 sq ft of new retail space, including a much needed supermarket, either already under construction or approved with funding and planned over the next 5 years in downtown.
- Hartford has established a retail incentive program (HARTLIFT) where it is planned to utilize a portion of federal Covid relief dollars to match investment dollars put into developing retail property by owners and/or tenants downtown. **We are receiving a grant of $300k in matching funds from the city.**


U.S. Ready To Drink Cocktails Market
Size, by Alcohol Base, 2020 - 2030 (USD Million)
GRAND VIEW RESEARCH
$174.2M
$189.6M
2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030
Wine-based
Spirit-based
Malt-based
13.3%
U.S. Market CAGR, 2023 - 2030
Source: www.grandviewresearch.com

Grand View Research

We also analyzed a great deal of data from the US Census Bureau. We focused our analysis on data collected specifically for area code 06103, which is the heart of downtown Hartford and walking distance to State House Square. It's been clear that people are willing to travel great distances to random locations for craft beverage businesses like breweries. While it is safe to assume we will see plenty of business from these "destination seekers," it is difficult to predict just how much business will be done this way. Downtown Hartford also has 6 large event venues that draw people to the neighborhood in their own right but, for analytical purposes, we are far more interested in analyzing the potential business that can be done within our neighborhood on a consistent basis. Here is what we found (sources 1 and 2):

- From 2010-2020, the population of Hartford as a whole declined by 3% but the population of downtown increased by 53%.
- In that same time period, the number or residential units increased by 55%.
- In that same time period, the residential vacancy rate declined from 22% to 17%. During the pandemic, the vacancy rate rapidly declined even further to 10%, with developers and realtors both citing remote workers relocating from larger cities like New York and Boston.
- As of 2020...
  a) 70% of the population downtown was unmarried
  b) 82% of the population downtown was without children
  c) The average age was 35, the median age was 32
  d) 87.1% of the working population downtown was white collar
  e) Residents are primarily between the ages of 25-44 and with a median annual net income of $46k


17

CONFIDENTIAL

2022 Retail Report

How much ready-to-drink cocktails (RTDs) inventory do you expect to carry next year?

Looking ahead, **63%** of respondents expect to carry more RTD inventory next year, with a mere **13%** planning to stock less. And overall, RTDs trail only tequila, bourbon and scotch among categories retailers plan to stock more next year.

63.1%
20.9%
12.7%
3.3%
More than I did this year
Less than I did this year
Not sure
N/A (I don't carry hard seltzer)

How much hard seltzer do you expect to carry next year?

Despite reports of hard seltzer's growth slowdown, the flavored malt alternative has clearly established its place in the category, with **49%** of retailers surveyed planning to carry more hard seltzer next year.

49.4%
28.0%
18.7%
More than I did this year
Less than I did this year
Not sure
N/A (I don't carry hard seltzer)
DRIZLY

BevCalInsights

As residents of downtown Hartford ourselves, we can also say without hesitation that the neighborhood is currently underserved in terms of amenities like retail, bars, restaurants, markets, etc. There are many more retail vacancies now than there were prior to the pandemic.

We strongly believe that now is the time to strike a golden opportunity on the ground floor of great things to come!

TEAM

Be Part of Our Journey!

This is your opportunity to be part of an incredible venture. Join us in reshaping the craft cocktail landscape and bring a piece of nightlife innovation to your community. Your support will help us turn this vision into a vibrant reality. Cheers to crafting the future together!



Aaron Stepka

Founder/CEO/CFO

- 20 years in hospitality
- BA in Economics from Colby College
- 10 years Food & Beverage consulting
- Bar & Restaurant design
- Menu Creation
- Staff training & Systems implementation



Taylor Gillaspie

Founder/COO/General Manager

- Grew up in the restaurant business
- Family owned Cottonwood Cafes in Boston area (90s-00s)
- Managed some of the most prominent cocktail bars in Los Angeles, CA



Dylan Specacek
Founder/Advisor

– 11 years experience in hospitality
– CT-born and raised with strong ties to the community
– 4 years experience in finance



Ricardo “Richie” Lopez
Executive Chef

Peruvian-American, moved to Los Angeles from Lima at the age of 20 where he got his start working under acclaimed chef Ricardo Zarate. Richie went on to open modern Peruvian restaurant Picca, as Sous Chef and then Chef-De-Cuisine in opening the Nikkei-style restaurant, Paiche. 2019 saw the birth of his own restaurant, Yapa, a Los Angeles Times “favorite restaurant”. Richie is currently consulting for Culinary Lab, a Los Angeles-based restaurant and hospitality group.

USE OF PROCEEDS

If the offering's maximum amount of $360,000 is raised:

Use	Value	% of Proceeds
Legal/Administrative fees	$60,000	16.7%
Construction costs	$182,360	50.7%
Equipment purchases	$100,000	27.8%
Intermediary fees	$17,640	4.9%

TERMS

This is an offering of members interest units, under registration exemption 4(a)(6), in State House Distilling Company LLC, doing business as State House Distilling by Drink Mechanics . This offering must raise at least $10,000 by June 28, 2024 at 11:59am ET. If this offering doesn’t reach its *target*, then your money will be refunded. State House Distilling by Drink Mechanics may issue additional securities to raise up to $360,000, the offering’s *maximum*.

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

114,564 units
× $30 per unit
$3,436,920 implied valuation

FINANCIALS

State House Distilling by Drink Mechanics ’s official name is State House Distilling Company LLC, so that’s the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 5, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Apr 5, 2024 • Primary offering of 12,000 units at $30

Apr 5, 2024 • Filed Form C

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